Exhibit 10.a

POLARIS INDUSTRIES INC.
SUPPLEMENTAL RETIREMENT/SAVINGS PLAN
Effective July 1, 1995
As Amended and Restated Effective July 23, 2014

POLARIS INDUSTRIES
SUPPLEMENTAL RETIREMENT/SAVINGS PLAN
Effective July 1, 1995
As Amended and Restated Effective July 23, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.01	Account	1
1.02	Additional Credits	1
1.03	Administrator	1
1.04	Affiliated Company	1
1.05	Beneficiary	1
1.06	Board of Directors	1
1.07	Bonus Plan	1
1.08	Change of Control	1
1.09	Code	2
1.10	Committee	2
1.11	Compensation	2
1.12	Corporation	2
1.13	Corporation Voting Securities	2
1.14	Deferrals	3
1.15	Deferral Agreement	3
1.16	Distribution Option(s)	3
1.17	Effective Date	3
1.18	Eligible Executive	3
1.19	Exchange Act	3
1.20	Matching Contribution Credits	3
1.21	Member	3
1.22	Omnibus Plan	3
1.23	Participating Company	3
1.24	Plan	3
1.25	Plan Sponsor	3
1.26	Savings Plan	3
1.27	Valuation Date	4

- i -

ARTICLE II Membership and Deferral Agreements		4

2.01	In General	4
2.02	Modification of Initial Deferral Agreement	4
2.03	Termination of Membership; Re-employment	5

ARTICLE III Deferrals		5

3.01	Filing Requirements	5
3.02	Maximum Deferral Amounts	6
3.03	Crediting of Deferrals	7
3.04	Changing Deferrals	7
3.05	Certain Additional Credits	8
3.06	Timing of Deferral Elections	8

ARTICLE IV Maintenance of Accounts		8

4.01	Accounts	9
4.02	Deemed Investments	9
4.03	Statement of Accounts	9
4.04	Vesting of Account	9

ARTICLE V Payment of Benefits		9

5.01	Commencement of Payment	9
5.02	Method of Payment	10
5.03	Unforeseeable Emergency	11
5.04	Designation of Beneficiary	12
5.05	Status of Account Pending Distribution	12
5.06	Change of Control	12
5.07	Election of Distribution Options for Subsequent Deferrals	12

ARTICLE VI Amendment or Termination		13

6.01	Right to Terminate	13
6.02	Right to Amend	13
6.03	Uniform Action	13

- ii -

ARTICLE VII General Provisions		13
7.01	No Funding	13
7.02	No Contract of Employment	14
7.03	Withholding Taxes	14
7.04	Nonalienation	14
7.05	Administration	14
7.06	Construction	15

- iii -

Introduction
This Polaris Industries Inc. Supplemental Retirement/Savings Plan originally became effective July 1, 1995. On December 31, 1996, Polaris Industries Inc., a Delaware limited partnership, and the original sponsor of the Plan, was merged with and into Polaris Industries Inc., a Delaware corporation, which then became the new sponsor of the Plan. The Plan was most recently amended and restated in its entirety as of December 31, 2008, and is hereby amended and restated in its entirety effective as of July 23, 2014.
This Plan generally is intended to provide certain executives who participate in the Polaris Industries Inc. 401(k) Retirement/Savings Plan, the Polaris Industries Inc. Senior Executive Annual Compensation Plan, and/or the Polaris Industries Inc. 2007 Omnibus Incentive Plan with an opportunity to defer a portion of their compensation until their retirement or other termination of employment and to have contributions credited as if such contributions had been made under the Savings Plan in order to restore contributions lost because of the application of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, to the Savings Plan. The Plan is unfunded and is maintained by Polaris Industries Inc. and Affiliated Companies and their respective successors primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees.
ARTICLE I
Definitions

1.01
Account. “Account” means the bookkeeping account maintained for each Member to record his Deferrals and Additional Credits, as adjusted pursuant to Article IV. The Administrator will establish such sub-accounts within a Member’s Account as it deems necessary to implement the provisions of the Plan, including, but not limited to, sub-accounts for all Deferrals and Additional Credits that are subject to a common Distribution Option election (i.e., the Deferrals and Additional Credits that will be paid at the same time or upon the same event and in the same form).

1.02	Additional Credits. “Additional Credits” means amounts credited to the Account of a Member pursuant to Section 3.05.

1.03	Administrator. “Administrator” means the Plan Sponsor.

1.04	Affiliated Company. “Affiliated Company” means the Corporation and any corporation, partnership or other entity directly or indirectly controlled by the Corporation.

1.05	Beneficiary. "Beneficiary" means the person or persons designated pursuant to Section 5.04 to receive benefits under the Plan in the event of a Participant's death.

1.06	Board of Directors. “Board of Directors” or “Board” means the Board of Directors of the Corporation.

1.07	Bonus Plan. “Bonus Plan” means the Polaris Industries Inc. Senior Executive Annual Compensation Plan.

1.08	Change of Control. “Change of Control” means any of the following:

(a)
Any election has occurred of persons to the Board of Directors that causes at least one-half of the Board of Directors to consist of persons other than (i) persons who were members of the Board of Directors on July 1, 1995 and (ii) persons who were nominated for election by the Board of Directors as members of the Board of Directors at a time when more than one-half of the members of the Board of Directors consisted of persons who were members of the Board of Directors on July 1, 1995; provided, however, that any person nominated for election by the Board of Directors at a time when at least one-half of the members of the Board of Directors were persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board of Directors will, for this purpose, be deemed to have been nominated by a Board of Directors composed of persons described in clause (i) (persons described or deemed described in clauses (i) and/or (ii) are referred to herein as “Incumbent Directors”); or

(b)
The acquisition in one or more transactions, other than from the corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Corporation Voting Securities equal to or greater than 35% of Corporation Voting Securities unless such acquisition has been approved by the Incumbent Directors as an acquisition not constituting a Change in Control for purposes hereof; or

(c)
A sale or other disposition of all or substantially all of the assets of the Corporation unless, following such sale or disposition, at least one-half of the Board of Directors of the transferee consists of Incumbent Directors.

Notwithstanding the foregoing, no event will constitute a Change of Control unless such event is a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Section 409A(2)(A)(v) of the Code and the regulations thereunder.

1.09	Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.10	Committee. “Committee” means the Compensation Committee of the Board of Directors.

1.11
Compensation. “Compensation” means the compensation of an Eligible Executive as defined for purposes of the Savings Plan, determined prior to any Deferrals under Article III and without application of the limit under Section 401(a)(17) of the Code. “Compensation” also includes (i) Incentive Compensation Awards, as defined in the Bonus Plan, and (ii) Restricted Stock Units, Performance Shares, Performance Units, and Cash-Based Awards, all as defined in the Omnibus Plan, but only to the extent that the Plan Sponsor designates such compensation as eligible for deferral in the Deferral Agreement form provided to the Eligible Executive.

1.12	Corporation. “Corporation” means Polaris Industries Inc., a Minnesota corporation, and any successor thereto by merger, purchase or otherwise.

1.13
Corporation Voting Securities. “Corporation Voting Securities” means the combined voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of the Board of Directors.

1.14	Deferrals. “Deferrals” means the amounts credited to a Member’s Account under Section 3.03.

1.15
Deferral Agreement. “Deferral Agreement” means a completed agreement between an Eligible Executive and a Participating Company of which he is an employee under which the Eligible Executive agrees to defer Compensation under the Plan. The Deferral Agreement must be in the form and made in the manner prescribed by the Plan Sponsor or such agreement will not be effective. The Deferral Agreement includes any amendments, attachments or appendices.

1.16
Distribution Option(s). “Distribution Option(s)” means the election by the Member of the event triggering the commencement of distribution and the method of distribution. A Distribution Option election must be made on the Eligible Executive’s initial Deferral Agreement, and in subsequent elections made in accordance with Section 5.07.

1.17	Effective Date. “Effective Date” means July 1, 1995 or with respect to the Eligible Executives of a company which adopts the Plan, the date such company becomes a Participating Company.

1.18
Eligible Executive. “Eligible Executive” means an employee of a Participating Company whose annual Compensation is in excess of the limitation in effect under Section 401(a)(17) of the Code, but only if the employee is also considered to be a part of a select group of management or highly compensated employees.

1.19	Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.20
Matching Contribution Credits. “Matching Contribution Credits” means Additional Credits in a Member’s Account based on contributions that would be made to the Savings Plan absent application of the limit under Section 401(a)(17) of the Code.

1.21	Member. “Member” means, except as otherwise provided in Article II, each Eligible Executive who has executed a Deferral Agreement as described in Section 2.01.

1.22	Omnibus Plan. “Omnibus Plan” means the Polaris Industries Inc. 2007 Omnibus Incentive Plan, as amended from time to time.

1.23
Participating Company. “Participating Company” means the Corporation, the Plan Sponsor and any other Affiliated Company which is designated for participation in the Plan in accordance with Section 7.05(b).

1.24	Plan. “Plan” means this Polaris Industries Inc. Supplemental Retirement/Savings Plan, as amended from time to time.

1.25	Plan Sponsor. “Plan Sponsor” means Polaris Industries Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation, and any successor thereto by merger, purchase or otherwise.

1.26	Savings Plan. “Savings Plan” means the Polaris Industries Inc. 401(k) Retirement/Savings Plan, as amended from time to time.

1.27
Valuation Date. “Valuation Date” means each of the valuation dates under the Savings Plan and the date on which payment of an Incentive Compensation Award (as defined in the Bonus Plan) and/or Award (as defined in the Omnibus Plan) under the Bonus Plan, and/or the Omnibus Plan would otherwise be made under the terms of the Bonus Plan, and/or the Omnibus Plan, but for a Deferral of such Incentive Compensation Award or Award hereunder.

ARTICLE II
Membership and Deferral Agreements

2.01	In General.

(a)
Date of Membership. An Eligible Executive becomes a Member as of the date he files his initial Deferral Agreement with the Administrator. However, such Deferral Agreement is effective for purposes of deferring Compensation only as provided in Article III.

(b)
Form of Deferral Agreement. A Deferral Agreement must be in writing and properly completed in a form, which may include an agreement that is completed electronically, approved by the Administrator. The Administrator will in its sole discretion determine whether an agreement is properly completed and will be recognized as a Deferral Agreement. A Deferral Agreement must provide for the deferral of Compensation, must specify the Distribution Options, and may include such other provisions as the Administrator deems appropriate. A Member’s Deferral Agreement may provide for separate Deferral elections with respect to the Member’s base pay and with respect to Compensation under the Bonus Plan and/or the Omnibus Plan, but the Administrator may at any time, and in its sole discretion, limit the number of separate Deferral elections that may be made under the Plan in order to facilitate administration. Matching Contribution Credits, as adjusted for Deemed Investment earnings and losses, will be paid in the same form and time as elected with respect to the base pay deferrals on which the Matching Contributions are based. A Deferral Agreement may not be revoked or modified with respect to the amount of prior deferrals. Distribution Options elected may not be modified or revoked except as provided in Section 5.01.

(c)	Additional Requirements for Membership. As a condition for membership the Administrator may require such other information as it deems appropriate.

2.02	Modification of Initial Deferral Agreement. A Member may elect to change, modify or revoke a Deferral Agreement as follows:

(a)
Change in Deferral Rate. A Member may change the rate of his Deferrals, as provided in Article III. A Member’s Deferrals will be suspended in the event of a distribution pursuant to an unforeseeable emergency or in the event of a distribution from the Savings Plan, as provided in Article III.

(b)	Change in Distribution Event. A Member may change the event entitling him to distribution, as designated on his election of Distribution Options, only as provided in Section 5.01(b).

2.03	Termination of Membership; Re-employment.

(a)	Termination. Membership ceases upon a Member’s termination of employment.

(b)	Approved Leave of Absence. Membership continues during a leave of absence approved by the Participating Company employing the Eligible Executive.

(c)	Re-employment. Upon re-employment as an Eligible Executive, a former Member may become a Member again as follows:

(i)
No Account Balance at Re-employment. A former Member who has no Account balance at the time of reemployment may become a Member by executing a Deferral Agreement under Section 2.01 as though for all purposes of the Plan the Affiliated Companies had never employed the former Member.

(ii)
Account Balance at Re-employment. A former Member who has an Account balance at the time of re-employment may become a Member by executing a Deferral Agreement under Section 2.01, but only if such former Member was not eligible to participate in the Plan at any time during the 24-month period ending on the date the Member again becomes eligible to participate in the Plan. Otherwise, such former Member may again become a Member by executing a Deferral Agreement under Section 2.01, which will become effective as described in Section 3.01(c) for Eligible Employees filing Deferral Agreements after initial eligibility.

ARTICLE III
Deferrals

3.01	Filing Requirements.

(a)	Deferral Agreements prior to Effective Date.

(i)
Base Pay and Other Non-Performance Based Pay. An individual who is an Eligible Executive immediately prior to the Effective Date may file a Deferral Agreement with the Administrator with respect to Compensation that is base pay, and, in the Administrator’s discretion, for other Compensation that does not meet the requirements of Section 3.06(a), within the period prior to the Effective Date prescribed by the Administrator. The Agreement will be effective for base pay for payroll periods beginning on or after the later of (i)

the Effective Date, or (ii) the first day of the month following the date the Deferral Agreement is filed with the Administrator and for other Compensation that does not meet the requirements of Section 3.06(a) only to extent earned after the Effective Date.

(ii)
Performance-Based Pay. An individual who is an Eligible Executive immediately prior to the Effective Date may defer Compensation earned under the Bonus Plan and/or the Omnibus Plan that meets the requirements of Section 3.06(a) if the Eligible Executive files a Deferral Agreement with the Administrator no later than the date set forth in Section 3.06(a).

(b)	Deferral Agreements upon Initial Eligibility.

(i)
Base Pay and Other Non-Performance Based Pay. An individual who becomes an Eligible Executive on or after the Effective Date may file a Deferral Agreement with the Administrator during the 30-day period beginning on the date he first becomes an Eligible Executive with respect to Compensation that is base pay, and, in the Administrator’s discretion, for other Compensation that does not meet the requirements of Section 3.06(a). Such Deferral Agreement will be effective only for Compensation earned after the Deferral Agreement is filed, and, for base pay, the Agreement will be effective only for payroll periods beginning on or after the first day of the month following the date the Deferral Agreement is filed with the Administrator.

(ii)
Performance-Based Pay. An individual who becomes an Eligible Executive on or after the Effective Date may defer Compensation earned under the Bonus Plan and/or the Omnibus Plan that meets the requirements of Section 3.06(a) if the Eligible Executive files a Deferral Agreement no later than the date set forth in Section 3.06(a).

(c)
Deferral Agreements after Initial Eligibility. To defer Compensation, an Eligible Executive who does not file a Deferral Agreement with the Administrator as provided in Sections 3.01(a) and 3.01(b) must file a Deferral Agreement as follows:

(i)	Base Pay. The Eligible Executive must file a Deferral Agreement in any subsequent month of December for the next calendar year with respect to base pay.

(ii)
Performance-Based Pay. For Compensation that meets the requirements of Section 3.06(a) and is earned under the Bonus Plan and/or the Omnibus Plan, an Eligible Executive must file a Deferral Agreement no later than the date set forth in Section 3.06(a).

(iii)
Other Non-Performance-Based Pay. For Compensation that does not meet the requirements of Section 3.06(a), the Deferral Agreement must be filed no later the last day of the year prior to the first year in which the Participant provides the services with respect to which such Compensation is paid.

3.02	Maximum Deferral Amounts. An Eligible Executive’s Deferral Agreement must authorize a reduction in his Compensation with respect to his Deferrals under the Plan.

(a)
Base Pay. An Eligible Executive may defer up to 100% of his base pay. The elected percentage will be applied to the gross amount of base pay for each payroll period, but will be limited for any payroll period within a calendar year to the gross amount of base pay for that pay period, reduced by the sum of:

(i)	the FICA tax withheld from the Eligible Executive’s base pay for the pay period,

(ii)	the Eligible Executive’s contributions to a cafeteria plan, as defined in Section 125(d) of the Code, for the pay period, and

(iii)	the dollar amount of per pay period deductions (other than the deductions described in (i) and (ii)) in effect as of January 1 of the calendar year.
Notwithstanding the preceding sentence, the Administrator, in its sole discretion, and prior to the first day of a calendar year, may further limit an Eligible Executive’s election to defer base pay for a calendar year in order to facilitate administration of the Plan and to prevent an Eligible Executive’s elected deferrals of base salary from exceeding the net cash payments of base pay that would otherwise be made to the Eligible Executive for a payroll period.

(b)	Bonus. An Eligible Executive may defer up to 100% of amounts payable under the Bonus Plan.

(c)	Omnibus Plan. An Eligible Executive may defer up to 100% of Compensation payable under the Omnibus Plan.

3.03
Crediting of Deferrals. On each Valuation Date following the effective date of an Eligible Executive’s Deferral Agreement, his Account will be credited with an amount of Deferral elected in his Deferral Agreement, if any, for each payroll period ending within the month in which such Valuation Date occurs.

3.04	Changing Deferrals.

(a)
Electing a Change in Deferrals. An Eligible Executive’s election on his Deferral Agreement of the rate at which he authorizes Deferrals under the Plan will remain in effect in subsequent calendar years unless he files with the Administrator an amendment to his Deferral Agreement modifying or revoking such election. With respect to the Deferral of base pay, the amendment must be filed by December 31 and will be effective for payroll periods beginning on or after the following January 1. With respect to a Deferral of Compensation under the Bonus Plan and/or the Omnibus Plan that meets the requirements of Section 3.06(a), the Deferral Agreement must be filed on or before the date set forth in Section 3.06(a). With respect to a Deferral of Compensation under the Bonus Plan and/or the Omnibus Plan that does not meet the requirements of Section 3.06(a), the Deferral must be filed on or before the date set forth in Section 3.06(b).

(b)
Automatic Suspension of Deferrals. Notwithstanding Section 3.04(a), if a Member receives a withdrawal pursuant to Section 5.03 due to an unforeseeable emergency or a financial hardship withdrawal from the Savings Plan, the Member’s Deferrals under this Plan will be suspended for the remainder of the calendar year in which such withdrawal or distribution occurs. Deferrals will resume for payroll periods beginning on or after the January 1 following the date of suspension in a time and manner determined by the Administrator, and the Administrator will approve a resumption only if the Administrator determines that the Eligible Executive is no longer subject to the unforeseeable emergency or incurring the financial hardship.

3.05
Certain Additional Credits. On each Valuation Date, the Account of an Eligible Executive will be credited with Additional Credits in an amount equal to the Deferrals described in Sections 3.02(a) and 3.02(b) credited to such Eligible Executive’s Account since the immediately preceding Valuation Date, to the extent such Deferrals do not exceed 5% of the Compensation eligible for deferral under Sections 3.02(a) and 3.02(b). As of December 31 of each calendar year, the Account of an Eligible Executive with be credited with an amount of Matching Contribution Credits equal to the matching contributions that would have been made to the Savings Plan since December 31 of the prior calendar year but for the limitation set forth in Section 401(a)(17) of the Code.

3.06	Timing of Deferral Elections. All elections with respect to Deferral of Compensation awarded under the Bonus Plan or the Omnibus Plan must be filed in accordance with the following requirements:

(a)
Performance-Based Compensation. If the Compensation meets the requirements for “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e), the Deferral Agreement must be filed no later than six months prior to the end of the Incentive Compensation Award Period (as defined in the Bonus Plan) or the Performance Period (as defined in the Omnibus Plan) with respect to which such Compensation is paid, or such earlier date as specified by the Administrator in its sole discretion, but not, in any event, on or after the date on which the amount of such Compensation becomes readily ascertainable.

(b)
Non-Performance Based Compensation. If the Compensation does not meet the requirements for “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e), the Deferral Agreement must be filed no later the last day of the year prior to the first year of the Incentive Compensation Award Period (as defined in the Bonus Plan) or the Performance Period (as defined in the Omnibus Plan) with respect to which such Compensation is paid.

An election under either (a) or (b) above will be irrevocable as of the last date on which a Deferral Agreement may be filed, as specified in (a) and (b), above. To make an election as described in (a), above, the Eligible Executive must be continuously employed from the later of the beginning of the Incentive Compensation Award Period (as defined in the Bonus Plan) or the Performance Period (as defined in the Omnibus Plan) or the date the Business

Criteria (as defined in the Bonus Plan) or Performance Measures (as defined in the Omnibus Plan) applicable to such Compensation are established, to the date of the election under this Section 3.06.
ARTICLE IV
Maintenance of Accounts

4.01	Accounts. An Account will be established for each Member. As of each Valuation Date, each Member’s Account will be credited with deemed investment earnings and losses pursuant to Section 4.02.

4.02
Deemed Investments. Each Member will have the same rights with respect to the deemed investment of his or her Account under this Plan as such Member has with respect to the investment of his or her Account under the Savings Plan, including available funds (with the exception of the Polaris Stock Fund), the frequency with which the Member may change deemed investments and default deemed investments. As of each Valuation Date, deemed investment earnings and losses will be applied to each Member’s Account based upon the performance of the applicable investment funds. Notwithstanding the foregoing, any credits made to a Member’s Account related to a Deferral of shares of Corporation common stock (“Polaris Stock”) to be received in settlement of Restricted Stock Units, as defined under the Omnibus Plan, will be deemed to be invested only in shares of Polaris Stock for the period ending six (6) months and one (1) day following the date on which the Deferral is first credited to the Member’s Account; thereafter, a Member may change the deemed investment of such Deferral, but once the deemed investment is changed, it may not again be deemed to be invested in shares of Polaris Stock under the Plan. If a dividend is paid on Polaris Stock, a Member’s Account that is deemed invested in Polaris Stock on the record date for such dividend will be credited as of the dividend payment date with an additional amount equal to the dividend that would have been paid on an actual investment in Polaris Stock equal to the number of shares deemed credited to the Member’s Account as of the dividend record date, and such additional credited amount will be deemed to be invested, as of the dividend payment date, in a money market fund or similar fund available under the Savings Plan, as determined by the Administrator, until the Member changes the deemed investment of such amounts.

4.03	Statement of Accounts. A statement will be sent to each Member as to the balance of his Account at least once each calendar year.

4.04	Vesting of Account. Each Member will at all times be fully vested in his Account.
ARTICLE V
Payment of Benefits

5.01	Commencement of Payment.

(a)
Distribution Options. The distribution of the Member’s or former Member’s Account will commence, pursuant to Section 5.02, on or after the occurrence of (i), (ii), (iii) or (iv) below, as designated by the Member as part of his Distribution Option election:

(i)
either the date of the Member’s separation from service (within the meaning of Section 409A of the Code and the regulations thereunder) with the Affiliated Companies for any reason, whether with or without cause, or the first anniversary of such date,

(ii)	attainment of a designated age not earlier than age 59½ nor later than age 70½,

(iii)	the earlier of (i) or (ii) above, or

(iv)	the later of (i) or (ii) above.
In the event a Member elects either (ii) or (iii) above, he may not elect an age less than three (3) years subsequent to his current age. If a Member fails to designate a permissible payment event as part of his Distribution Option election, such Member will be deemed to have elected to have payment made upon the date the Member separates from Service. A Member or former Member may not change his Distribution Option election of the designation of the event which entitles him to distribution of his Account, except as provided in Section 5.01(b) below. Notwithstanding the foregoing, if payment of a Member’s Account is to be made or is to commence upon separation from service and if, at the time of such separation from service, such Member is a specified employee (within the meaning of Section 409A(1)(B) of the Code), such payment will be made or will commence on the date that is six (6) months and one day following such Member’s separation from service.

(b)
Change in Payment Terms. A Member or former Member may make a request to the Administrator to defer the Member’s designated distribution event under Section 5.01(a), as modified by a prior change pursuant to this Section 5.01(b). The request must be filed in writing with the Administrator at least one year prior to when distribution would commence based on the current designation and must defer distribution for at least five years following the date on which distribution would otherwise have been made. The deferral request must specify a distribution event described in Section 5.01(a), is subject to approval of the Administrator and, if approved, will be effective as of the date that is one year after the request is filed with the Administrator. If the Member’s current distribution event will occur upon his termination of employment and the Member’s employment terminates within one year after the deferral request is made, the deferral request will not be effective.

(c)	Death. Notwithstanding anything in this Section 5.01 to the contrary, a Member’s Account will be distributed upon his death.

(d)
Delay of Payment in Certain Circumstances. Notwithstanding the foregoing, in their sole and absolute discretion, the Participating Companies may delay payment of a benefit under this Plan to any Member to the extent required to avoid the nondeductibility of such benefit under Section 162(m) of the Code or to avoid a violation of federal securities laws or other applicable law, but if a Member’s payment is delayed, the Member’s Account will continue to be adjusted for earnings and losses associated with the Account’s Deemed Investments, pursuant to Section

4.02. Payment will be made during the first taxable year in which the Participating Companies reasonably anticipate that Section 162(m) of the Code will not cause the payment to be nondeductible or that the payment will not violate federal securities laws or other applicable law.

5.02
Method of Payment. Distribution of a Member’s or former Member’s Account will commence as soon as administratively practicable following the date provided in the Member’s Distribution Option elected under Section 5.01 or his date of death, as the case may be, based upon the Member’s Account as of the Valuation Date immediately preceding the date of distribution.

(a)
Timing Relative to Distribution Event. Payment must be made no later than the later of (i) the last day of the calendar year in which the distribution event occurs or (ii) 2½ months following the date of such distribution event.

(b)
Method of Payment. Such distribution will be made either (i) in a single lump sum payment or (ii) in substantially equal monthly, quarterly or annual payments over a period not in excess of ten (10) years.

(c)
Adjustment of Account prior to Distribution. If the installment method is elected, the Member’s Account, until fully distributed, will continue to be credited with deemed investment earnings and losses in accordance with Section 4.02, and each installment payment will equal a fraction of the Account balance, as of the most recent Valuation Date, equal to one over the number of installment payments left.

(d)
Elections and Deemed Election of Payment Method. A Member must elect the form of distribution to him or his Beneficiary at the time of commencement of his participation under this Plan and any such election is irrevocable and not subject to change except prospectively. If a Member fails to make a proper election as to the method of distribution of his Account, he will be deemed to have elected to have his Account distributed to him or his Beneficiary in a single lump sum.

(e)
Form of Payment. Payments will be made in cash, except that, in the Company’s sole discretion, payment of the portion of the Member’s Account that is deemed to be invested in shares of Polaris Stock may be made in shares of Polaris Stock, in cash or in a combination thereof, but the portion of a Member’s Account that is required to be deemed invested in shares of Polaris Stock and for which the deemed investment may not be changed, pursuant to Section 4.02 hereof, will be distributed only in shares of Polaris Stock.

5.03
Unforeseeable Emergency. While employed by the Participating Companies, a Member or former Member may, in the event of an unforeseeable emergency, request a withdrawal from his Account in a time and manner determined by the Administrator. Such a request is subject to approval by the Administrator.

(a)	Amount of Withdrawal. The request may not be for a greater amount than the amount reasonably necessary to satisfy the emergency need (including any federal,

state, local or foreign taxes or penalties reasonably anticipated to result from the withdrawal).

(b)
Definition of Unforeseeable Emergency. For purposes of this Section 5.03 an unforeseeable emergency is a severe financial hardship to the Member resulting from (i) an illness or accident of the Member, the Member’s spouse, the Member’s Beneficiary, or the Member’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code), (ii) loss of the Member’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member.

(c)
Consideration of other Resources to Meet Emergency Need. Notwithstanding the foregoing, a withdrawal on the basis of unforeseeable emergency is not permitted to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Member’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.

5.04
Designation of Beneficiary. A Member or former Member may, in a time and manner determined by the Administrator, designate a beneficiary and one or more contingent beneficiaries (which may include the Member’s or former Member’s estate) to receive any benefits which may be payable under this Plan upon his death. If the Member or former Member fails to designate a beneficiary or contingent beneficiary, or if the beneficiary and the contingent beneficiaries fail to survive the Member or former Member, such benefits will be paid to the Member’s or former Member’s estate. A Member or former Member may revoke or change any designation made under this Section 5.04 in a time and manner determined by the Administrator.

5.05
Status of Account Pending Distribution. Pending distribution, a former Member’s Account will continue to be credited with earnings and losses as provided in Section 4.02. The former Member will be entitled to apply for hardship withdrawals under Section 5.03 to the same extent as if he were a Member of the Plan.

5.06
Change of Control. If a Change of Control occurs, each Member or former Member will receive, and the Plan Sponsor will pay within 7 days of such Change of Control, a lump sum payment equal to the value of the Member’s or former Member’s Accounts (determined under Article IV) as of the Valuation Date coinciding with or next following the date of such Change of Control. The amount of each Member’s or former Member’s lump sum payment will be determined by the Plan Sponsor’s accountants after consultation with the entity then maintaining the Plan’s records, and will be projected, if necessary, to such Valuation Date from the last valuation of Member’s or former Member’s Accounts for which information is readily available.

5.07
Election of Distribution Options for Subsequent Deferrals. An Eligible Executive’s election of a Distribution Option will remain in effect with respect to Deferrals of Compensation for subsequent calendar years for base pay, subsequent Incentive

Compensation Award Periods for Bonus Plan Compensation, and subsequent Performance Periods for Omnibus Plan Compensation until the Eligible Executive files with the Administrator a separate new election of a Distribution Option and method of payment with respect to subsequent Deferrals.  With respect to base pay and Compensation under the Bonus Plan or the Omnibus Plan that does not meet the requirements of Section 3.06(a), the new Distribution Option election must be filed by December 31 and will be effective for payroll periods beginning on or after the following January 1 for base pay and for Incentive Compensation Award Periods or Performance Periods beginning on or after such January 1. With respect to Compensation under the Bonus Plan or the Omnibus Plan that meets the requirements of Section 3.06(a), the new Distribution Option election must be filed no later than the date set forth in Section 3.06(a) applicable to the Incentive Compensation Award Period or Performance Period. Prior elections of Distribution Options with respect to Deferrals of Compensation from prior periods will remain in effect unless amended in accordance with Section 5.01(b).
ARTICLE VI
Amendment or Termination

6.01
Right to Terminate. The Corporation may, in its sole discretion, terminate this Plan and the related Deferral Agreements at any time (other than at a time proximate to a downturn in the financial health of any Affiliated Company) provided that all deferred compensation plans that must be aggregated with this Plan for purposes of Section 409A of the Code, if any, are also terminated. In the event the Plan and related Deferral Agreements are terminated pursuant to the immediately preceding sentence, each Member, former Member or Beneficiary will receive a single sum payment equal to the balance in his Account no earlier than 12 months nor later than 24 months following such termination. The Corporation may also, in its sole discretion, terminate this Plan at any time within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A). In the event the Plan and related Deferral Agreements are terminated pursuant to the immediately preceding sentence, each Member, former Member and Beneficiary will receive a single sum payment equal to the balance in his Account as soon as practicable thereafter.

6.02
Right to Amend. Each Participating Company, by proper action of its governing body, or by action of any person or committee to whom that authority has been delegated by such governing body, may, in its sole discretion, amend this Plan and the related Deferral Agreements with respect to the Members employed or formerly employed by such Participating Company. A Participating Company may not amend the Plan in a manner that has the effect of reducing any Member’s, former Member’s, or Beneficiary’s Account without such Member’s, former Member’s, or Beneficiary’s consent.

6.03	Uniform Action. Notwithstanding anything in the Plan to the contrary, any action to amend or terminate the Plan or the Deferral Agreements must be taken in a uniform and nondiscriminatory manner.
ARTICLE VII
General Provisions

7.01
No Funding. Nothing contained in this Plan or in a Deferral Agreement will cause this Plan to be a funded retirement plan. Neither the Member, former Member, his Beneficiary, contingent beneficiaries, heirs or personal representatives will have any right, title or interest in or to any funds of the Affiliated Companies on account of this Plan or on account of having completed a Deferral Agreement. Each Member or former Member will have the status of a general unsecured creditor of the Affiliated Companies and this Plan constitutes a mere promise by the Affiliated Companies to make benefit payments in the future. The Plan Sponsor, in its sole discretion, may establish a grantor trust, insurance contract or other investment vehicle to assist in its meeting its obligations under this Plan; provided, that no Member or Beneficiary will at any time have any right to any portion of the assets thereof and such assets will at all times be subject to the claims of the creditors of the Plan Sponsor in bankruptcy.

7.02
No Contract of Employment. The existence of this Plan or of a Deferral Agreement does not constitute a contract for continued employment between an Eligible Executive or a Member and an Affiliated Company. The Affiliated Companies reserve the right to modify an Eligible Executive’s or Member’s remuneration and to terminate an Eligible Executive or a Member for any reason and at any time, notwithstanding the existence of this Plan or of a Deferral Agreement.

7.03	Withholding Taxes. All payments under this Plan will be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements.

7.04
Nonalienation. The right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Member, former Member, Beneficiary or contingent beneficiary in any manner and any attempt to do so will be void. No such benefit may be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Affiliated Companies.

7.05	Administration.

(a)
This Plan will be administered by the Committee. Certain administrative functions, as set forth in the Plan, will be the responsibility of the Administrator. The Administrator will interpret the Plan, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan in accordance with guidelines established by the Committee or, if there are no such guidelines, consistent with furthering the purpose of the Plan.

(b)	The Corporation, by proper action of the Board, in its sole discretion and upon such terms as it may prescribe, may permit any Affiliated Company to participate in the Plan.

(c)
Prior to paying any benefit under this Plan, the Administrator may require the Member, former Member, Beneficiary or contingent beneficiary to provide such information or material as the Administrator, in its sole discretion, deems necessary for it to make any determination it may be required to make under this Plan. The Administrator may withhold payment of any benefit under this Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

(d)
The Administrator will provide adequate notice in writing to any Member, former Member, Beneficiary or contingent beneficiary whose claim for benefits under this Plan has been denied, setting forth the specific reasons for such denial. The Administrator will provide a reasonable opportunity to any such Member, former Member, Beneficiary or contingent beneficiary for a full and fair review by the Administrator of its decision denying the claim. The Administrator’s decision on any such review will be final and binding on the Member, former Member, Beneficiary or contingent beneficiary and all other interested persons.

(e)	All acts and decisions of the Administrator will be final and binding upon all Members, former Members, beneficiaries, contingent beneficiaries and employees of the Affiliated Companies.

7.06	Construction.

(a)
The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and all rights hereunder will be governed by and construed in accordance with the laws of the State of Minnesota to the extent not preempted by federal law.

(b)	The masculine pronoun means the feminine wherever appropriate.

(c)	The captions inserted herein are inserted as a matter of convenience and will not affect the construction of the Plan.